Ceasing Control of Credit Suisse Strategic Income Fund A

As of April 30, 2015 Pershing LLC owned 400,262 shares of the Fund, which represented 63.08% of the outstanding shares. As of October 31, 2015, Charles Schwab owned
3,820,647 shares of the Fund, which represented 56.54% of the Fund and Ameritrade, owned 1,661,419 shares of the Fund, which represented 24.59% of the Fund.
Accordingly Pershing has ceased to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Strategic Income Fund C

As of April 30, 2015 UBS WM USA owned 95,364 shares of the Fund, which represented 37.19% of the outstanding shares.
As of October 31, 2015, UBS WM USA owned119, 126 shares of the Fund, which represented 38.59% of the Outstanding shares. Accordingly, UBS WM USA continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Strategic Income Fund I

As of April 30, 2015 Merchant Holdings ("Shareholder") owned
2,975,051 shares of the Fund, which represented 50.49% of
the Fund.   As of October 31, 2015, Merchant Holdings
("Shareholder") owned 3,060,303 shares of the Fund, which represented 45.71% of the outstanding shares.
Accordingly, Shareholder continues to be a controlling person of the Fund.